Exhibit 99.1

NEWS RELEASE
www.vocaltec.com

magicJack Appoints Timothy McDonald Chief Operating Officer

Executive brings decades of experience rebuilding and growing Internet and communications companies to role

West Palm Beach, Florida and Jerusalem, Israel – December 17, 2013 – magicJack VocalTec, Ltd (NASDAQ: CALL), a leading cloud-based communications company, today announced it has appointed Timothy McDonald as chief operating officer (COO), effective immediately. He joins chief executive officer (CEO) Gerald Vento, who was appointed earlier in the year, and the rest of the magicJack management team.

"As COO, Tim will oversee marketing, channel management, new product and corporate development," said Gerald Vento, CEO magicJack.  "Tim's rich experience in growing tech related businesses and his deep knowledge and relationships in the mobile space make him a tremendous addition to our core management team."

Finance, operations, customer care and regulatory will continue to report to the CEO.

"I have been working with key management for the last nine months on a range of mission critical initiatives, which are now being implemented," said McDonald. "magicJack's well known brand, high traffic distribution channels, 3.3 million device customers, over 5 million registered app users and a strong Balance Sheet provide a unique platform for growth. I'm thrilled to join Jerry and the team to help accelerate growth and build shareholder value."

McDonald brings 20 years of management experience in the Internet and communications industries — ranging from start-ups to public companies — to his role as COO. As a partner with Eagle River, Craig McCaw’s private investment company, he represented the firm on the Boards of Clearwire, a 4G wireless operator, and a private company developing advanced location-based technology. He also led the restructuring of a privately held online video provider. Prior to Eagle River, he represented Merrill Lynch on the boards of ArrayCommm and German mobile data operator Deutsche Brietband Dienste GmbH, working directly with the management teams of both companies to restructure and reposition their businesses.

McDonald was previously responsible for the global communications investments for a $3 billion principal investment team at Merrill Lynch. He was the founding CEO of a web-based software company, responsible for raising investment capital, recruiting and leading the software development and design team, before its profitable sale.

Most recently, McDonald, along with several Sprint and Clearwire alumni, founded Scatteree Partners to develop and operate new mobile data services in partnership with mobile network enabler Simplexity and wireless network operator Sprint.

About magicJack VocalTec Ltd.
magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of the magicJack and the industry’s original VoIP (voice over IP) service in 2008, is a leading cloud communications company. With its easy-to-use, low cost solution to telecommunications, the Company has sold more than 10 million award-winning magicJack devices, now in its third generation, and has the use of more than 30 technology patents. It is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states.

MEDIA CONTACT:
Leasa Ireland/Brad Shewmake
LPI Communications for magicJack
310.750.7082 or 858.735.8748
leasa@lpicommunications.com

INVESTOR RELATIONS CONTACT:
Seth Potter
561-749-2255
ir@vocaltec.com